PROFESSIONALLY MANAGED PORTFOLIOS

                              SHARE MARKETING PLAN

                                (Rule 12b-1 Plan)
                            (Fixed Compensation Plan)

     This Share Marketing Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), by Professionally Managed Portfolios, a Massachusetts Business Trust (the "Trust") with respect to each of the Class R series of shares designated the Duncan-Hurst Large Cap Growth-20 Fund, the Duncan-Hurst Aggressive Growth Fund and the Duncan-Hurst International Growth Fund (a "Fund" or the "Funds"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

     In reviewing the Plan, the Board of Trustees considered the proposed range and nature of payments and terms of the Investment Advisory Agreement between the Trust on behalf of the Fund and Duncan-Hurst Capital Management, Inc., (the "Advisor") and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust. The Board of Trustees, including the independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

     In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to the Advisor, as the Distributor and "distribution coordinator," or other firms under agreements with respect to the Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

     The approval of the Board of Trustees included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust, the Funds to which the Plan applies and their shareholders.

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     The provisions of the Plan are:

     1. ANNUAL FEE. Each Fund will pay to Advisor, as the Fund's distribution coordinator, an annual fee for the Advisor's services in connection with the promotion and distribution of the Fund's shares and related shareholder servicing. The annual fee paid to the Advisor under the Plan will be calculated daily and paid monthly by the Fund on the first day of each month based on the average daily net assets of the Class R series of shares of the Fund, as follows: an annual rate of up to 0.25%. This fee is not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

     2. SERVICES COVERED BY THE PLAN. The fee paid under Section 1 of the Plan is intended to compensate the Advisor for performing the following kinds of services: services primarily intended to result in the sale of the Funds' shares ("distribution services"), including, but not limited to: (a) making payments, including incentive compensation, to agents for and consultants to Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the Funds' shares; (b) making payments to persons who provide support services in connection with the distribution of a Fund's shares and servicing of the Funds' shareholders, including, but not limited to, personnel of Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent or other servicing arrangements; (c) making payments pursuant to the form of Distribution Agreement attached hereto as an exhibit; (d) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) printing and distributing prospectuses, statements of additional information and reports of the Funds to prospective shareholders of the Funds; (f) preparing, printing and distributing sales literature pertaining to the Funds; and (g) obtaining whatever information, analysis and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

     3. WRITTEN REPORTS. The Advisor shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to it under the Plan with respect to the Funds, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to a Fund.

     4. TERMINATION. The Plan may be terminated as to a Fund at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, and any Distribution Agreement under the Plan may be likewise terminated on not more than sixty (60) days' written notice. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Distribution Expenses.

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     5. AMENDMENTS.  The Plan and any Distribution  Agreement may not be amended to increase materially the amount to be spent for distribution and servicing of a Fund's shares pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Fund. All material amendments to the Plan and any Distribution Agreement entered into with third parties shall be approved by the independent Trustees cast in person at a meeting called for the
purpose  of  voting  on  any  such   amendment.   The  Advisor  may  assign  its
responsibilities and liabilities under the Plan to another party who agrees to act as "distribution coordinator" for the Trust with the consent of a majority of the independent Trustees.

     6. SELECTION OF INDEPENDENT TRUSTEES. So long as the Plan is in effect, the selection and nomination of the Trust's independent Trustees shall be committed to the discretion of such independent Board of Trustees.

     7. EFFECTIVE DATE OF PLAN. The Plan shall take effect at such time as it has received requisite Trustee approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

     8. PRESERVATION OF MATERIALS. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     9. MEANINGS OF CERTAIN TERMS. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

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                        PROFESSIONALLY MANAGED PORTFOLIOS

                                   ----------

                        EXHIBIT A TO SHARE MARKETING PLAN


     The following Series of Professionally Managed Portfolios have adopted the Share Marketing Plan with respect to their Class R shares:

                  Duncan-Hurst Large Cap Growth-20 Fund       March 31, 1999
                  Duncan-Hurst Aggressive Growth Fund         March 31, 1999
                  Duncan-Hurst International Growth Fund

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                            Share Marketing Agreement


                                                                    EXHIBIT ONLY




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-----------------------------------

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Ladies and Gentlemen:

     This Share Marketing Agreement has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Company Act"), by Professionally Managed Portfolios, a Massachusetts business Trust (the "Trust"), on behalf of various series of the Trust (each series, a "Fund" or, collectively, "Funds"), as governed by the terms of a Share Marketing Plan (Rule 12b-1 Plan) (the "Plan").

     The Plan has been approved by a majority of the Trustees who are not interested persons of the Trust or the Funds and who have no direct or indirect financial interest in the operation of the Plan (the "independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and shareholders.

     1. To the extent you provide eligible shareholder services of the type identified in the Plan to the Fund identified in the attached Schedule (the "Schedule"), we shall pay you a monthly fee based on the average net asset value of Fund shares during any month which are attributable to customers of your firm, at the rate set forth on the Schedule.

     2. In no event may the aggregate annual fee paid to you pursuant to the Schedule exceed 0.25 percent of the value of the net assets of the Fund held in your customers' accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as the Fund uses to compute its net assets as set forth in its then effective Prospectus), without approval by a majority of the outstanding shares of the Fund.

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     3. You shall  furnish  us and the  Trust  with  such  information  as shall reasonably be requested by the Trust's Board of Trustees with respect to the services performed by you and the fees paid to you pursuant to the Schedule.

     4. We shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us with respect to the Fund and the purposes for which such expenditures were made.

     5. You agree to make shares of the Fund available only (a) to your customers or entities that you service at the net asset value per share next determined after receipt of the relevant purchase instruction or (b) to each such Fund itself at the redemption price for shares, as described in the Fund'ss then-effective Prospectus.

     6. No person is authorized to make any representations concerning the Fund or shares of the Fund except those contained in the Fund'ss then-effective Prospectus or Statement of Additional Information and any such information as may be released by the Fund as information supplemental to such Prospectus or Statement of Additional Information.

     7. Additional copies of each such Prospectus or Statement of Additional Information and any printed information issued as supplemental to each such Prospectus or Statement of Additional Information will be supplied by the Fund to you in reasonable quantities upon request.

     8. In no transaction shall you have any authority whatever to act as agent of the Fund and nothing in this Agreement shall constitute you or the Fund the agent of the other. You are not authorized to act as an underwriter of shares of the Fund or as a dealer in shares of the Fund.

     9. All communications to the Fund shall be sent to: Duncan-Hurst Capital Management, Inc., 4365 Executive Drive, Ste. 1520, San Diego, CA 92121 . Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

     10. This Agreement may be terminated by us or by you, by the vote of a majority of the Trustees of the Trust who are independent Trustees, or by a vote of a majority of the outstanding shares of the Fund, on sixty (60) days' written notice, all without payment of any penalty. It shall also be terminated automatically by any act that terminates the Plan.

     11. The provisions of the Plan between the Trust and us, insofar as they relate to you, are incorporated herein by reference.

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     This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.


                                          DUNCAN-HURST CAPITAL  MANAGEMENT, INC.
                                          Advisor and Distribution Coordinator

                                          By:
                                              ----------------------------------
                                                     Authorized Officer


                                          Dated:
                                                 -------------------------------


Agreed and Accepted:


----------------------------
           (Name)


By:
    ------------------------
      (Authorized Officer)

                                      -7-
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                      SCHEDULE TO SHARE MARKETING AGREEMENT

                         BETWEEN _____________________.
                                       AND
                      DUNCAN-HURST CAPITAL MANAGEMENT, INC.
                           as distribution coordinator

                  Pursuant to the provisions of the Share Marketing Agreement between the above parties with respect to Duncan-Hurst Capital Management, Inc. as Distribution Coordinator, shall pay a monthly fee to the above-named party based on the average net asset value of shares of the Fund during the previous calendar month the sales of which are attributable to the above-named party, as follows:




                       Fund                                         Fee
                       ----                                         ---

                  Class R Shares

         Duncan-Hurst Large Cap Growth-20 Fund                      0.25%
         Duncan-Hurst Aggressive Growth Fund                        0.25%
         Duncan-Hurst International Growth Fund                     0.25%

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